CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Destiny Corporate Enterprises, Inc.

As independent registered public accountants, we hereby consent to the use of our audit report dated July 31, 2013, with respect to the financial statements of  Destiny Corporate Enterprises, Inc. in its registration statement Form S-1 relating to the registration of 4,000,000 shares of common stock. We also consent to the reference of our firm under the caption “interest of named experts and counsel” in the registration statement.

/s/ KLJ & Associates, LLP

St. Louis Park, MN

August 5, 2013

1660 Highway 100 South

Suite 500

St. Louis Park, MN 55416

630.277.2330